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                                                                      EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-41961, No. 333-33576, No. 333-56950, No. 333-65748, No. 333-81880 and No.
333-90156 of AmSurg Corp. on Form S-8 of our report dated February 14, 2003, except for Notes 5 and 13, as to which the date is March 26, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company changing its method of accounting for goodwill and other intangible assets), included in the Annual Report on Form 10-K of AmSurg Corp. for the year ended December 31, 2002, and of our report dated February 14, 2003 relating to the financial statement schedule appearing in the Annual Report on Form 10-K of AmSurg Corp. for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

Nashville, Tennessee
March 26, 2003